Exhibit 10.1

CONFIDENTIAL SETTLEMENT AGREEMENT AND RELEASE

This Confidential Settlement Agreement and Release (this “Agreement”) is entered into as of October 6, 2025, by and among Sharps Technologies, Inc., a Nevada corporation (“Sharps”); (b) Alan Blackman, an individual resident of Australia (“Blackman”); (c) Barry Berler, an individual with an address located at 1291 Mettler Road, Huntingdon Valley, PA 19006 (“Berler”); (c) Plasto Design Ltd., an Israeli corporation (“Plasto Design”), with an address located at 1 Haslolel Street, Holon, Israel 5885328; Plasto Design Solutions, an Israeli corporation (“PDS”), with an address located at 1 Haslolel Street, Holon, Israel 5885328; and Plastomold Industries Ltd., an Israeli corporation (“Plastomold”; and together with Plasto Design and PDS, collectively, “Plasto”) with an address located at 1 Haslolel Street, Holon, Israel 5885328; and (e) Plasto Technology Group LLC, a Delaware limited liability company, the designee of Berler and Plasto, with an address at 1291 Mettler Road, Huntingdon Valley, PA 19006 (the “Purchaser”). Sharps, Blackman, Berler, Plasto and the Purchaser are each a “Party” and are collectively referred to as the “Parties.”

RECITALS

WHEREAS, the Parties are or were parties to the contracts and agreements between or among them listed on Schedule 1 hereto (the “Party Agreements”); and

WHEREAS, Berler became a stockholder of Sharps on March 1, 2018, and held various titles and duties with Sharps from approximately May 28, 2019 to April 25, 2024; and

WHEREAS, the Parties are parties to the following litigations and arbitration (collectively, the “Proceedings”), and have agreed to irrevocably settle and resolve all such Proceedings on the terms and conditions set forth herein:

(1)	Barry Berler v. Sharps Technology, Inc. and Alan Blackman; Sharps Technology, Inc. v. Plasto Design Ltd., Plasto Design Solutions, and Plastomold Industries Ltd., EDNY, case no. Case No. 2:24-cv-04787 JMW-GRB;

(2)	Plastomold Industries Ltd. v. Sharps Technology, Inc., EDNY, case number Case No. 2:24-CV-02580; and

(3) Barry Berler v. Sharps Technology, Inc., AAA Case No.: 01-24-0006-0242.

NOW, THEREFORE, in consideration of the mutual agreements, premises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Settlement Terms.

(a) Deliverables. The Parties hereto hereby acknowledge and agree that upon the later of (i) the execution and delivery of this Agreement, and (ii) the expiration of all applicable revocation periods in Section 4 hereof, and (iii) delivery of all the deliverables (unless otherwise agreed in writing between the Parties that they waive delivery or agree to take delivery of any such deliverable post-Closing, which the Parties agree shall include, without limitation, patent assignment filings with respect to non-U.S. jurisdictions) set forth below and required to be delivered pursuant to this Agreement, if no revocation of is made by Berler in connection herewith prior to the Effective Date (the “Effective Date” or the “Closing”):

(i) Bill of Sale. Sharps and Purchaser will execute and deliver the Bill of Sale, in the form attached hereto as Exhibit A (the “Bill of Sale”).

(ii) Patent Assignments. On the Effective Date, Sharps and the Purchaser will execute and deliver the Patent Assignment Agreement, in the form attached hereto as Exhibit B, and on the Effective Date or as soon as reasonably practicable thereafter, such additional patent assignments with respect to non-U.S. jurisdictions as may be required in such jurisdictions (each a “Patent Assignment” and collectively the “Patent Assignments”).

(iii) Trademark Assignment.

(A) On the Effective Date, Sharps and Purchaser will execute and deliver the Trademark Assignment Agreement, in the form attached hereto as Exhibit C (the “TM Assignment”). Nothing herein shall be deemed to grant any right or license by Sharps or otherwise to Berler, Plasto, Purchaser or otherwise, any right to use or refer to Sharps or any Sharps-related name, tradename or trademark.

(B) As soon as practicable after the Effective Date, Sharps will take such commercially reasonable steps as are necessary to terminate and cancel in their entirety the following U.S. trademark registrations and applications (collectively, the “Cancelled Marks”):

(1) Sharps Provensa (Reg. No. 6623377)

(2) Sharps Provensa Ultra-Low Waste (Reg. No. 6616243);

(3) Sharps Provensa (Serial No. 97641226); and

(4) Sharps Provensa Ultra-Low Waste (Serial No. 97641234).

(C) Sharps shall have no further obligation or liability with respect to the Cancelled Marks following such termination, cancellation and assignment, or with respect to the registered trademarks assigned pursuant to the TM Assignment, except to the extent expressly set forth in this Agreement.

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(iv) Stipulation of Discontinuance with Prejudice.

(A) Upon execution and delivery hereof, Berler and Plasto shall execute and deliver to Sharps or its attorneys a Stipulation of Dismissal with prejudice, in the applicable forms attached hereto as Exhibit D (each, a “Stipulation”), in each case, covering and in connection with each of the Proceedings. Each of Berler and Plasto irrevocably authorizes Sharps and its counsel to file the Stipulations with the applicable courts, and further waives any right to withdraw, amend, or otherwise contest such filings. In addition, counsel to the Parties shall notify the American Arbitration Association that AAA Case No.: 01-24-0006-0242 shall be dismissed with prejudice.

(B) Sharps and its counsel shall have the right, and shall be authorized by the Parties hereto, to file any additional court papers required to effectuate the dismissal of the Proceedings in their entirety, with prejudice and without costs or fees to Sharps, Berler or Plasto. Each of the Parties shall, at their own cost and expense, promptly execute and deliver such further documents, instruments, and assurances, and take such further actions, as may be reasonably requested by the other Parties to ensure that all Proceedings are dismissed fully and finally.

(b) Patent Assignments. The Parties hereby acknowledge and agree that with respect to the patents to be assigned pursuant to the Patent Assignments:

(i) Purchaser shall file the Patent Assignments with all applicable governmental authorities, in order to effectuate the transactions contemplated thereby. Purchaser shall deliver copies of filed and stamped copies of all such filings to Sharps promptly upon such filings.

(ii) Sharps will have no right to use, transfer, license or sub-license any patent rights assigned pursuant to the Patent Assignments.

(iii) From and after the execution and delivery of the Patent Assignments, Purchaser shall be responsible for, and shall timely pay, all annuities, maintenance fees, renewal fees and other costs and expenses of any kind required to maintain, prosecute or otherwise protect the Assigned Patents. Neither Sharps nor any Affiliate, subsidiary, representative or agent thereof shall have any obligation or liability whatsoever with respect to any such fees, costs or expenses, after the execution and delivery of the Patent Assignments, except to the extent that such fees, costs and/or expenses that were incurred prior to the Effective Date but were unpaid by Sharps. Sharps shall have no responsibility whatsoever to defend the ownership or against the infringement of the Assigned Patents, which shall be the sole and exclusive obligation of Purchaser, except to the extent expressly set forth in this Agreement.

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(iv) In the event of any direct or indirect transfer, sale, assignment, license, or other disposition of any interest in the Assigned Patents by Purchaser, or upon any Change of Control (as defined below) of Purchaser or of any successor or assignee of Berler, Plasto or Purchaser to which the Assigned Patents or any rights therein may have been transferred, assigned or licensed, other than an unaffiliated third party the transfer or assignment to which has already been subject to this Section 1(b), Berler, Plasto and Purchaser, jointly and severally, shall concurrently cause to be paid to Sharps an amount equal to fifteen percent (15%) of the aggregate gross purchase price, consideration or other value received by Berler, Plasto or Purchaser, and/or any shareholder, member, partner or other owner thereof, that is reasonably attributable to the Assigned Patents, any rights therein and any business or products derived therefrom (the “Sell-On Payment”).

(A) For purposes hereof, “Change of Control” shall be deemed to occur upon the occurrence of any one or more of the following events, whether in a single transaction or a series of related transactions:

(1)	any “person” (as the term “person” is used in Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended), other than those Persons who are equity holders of Purchaser as of the date hereof, becomes the beneficial owner, directly or indirectly, of securities of Purchaser representing more than fifty percent (50%) of the total combined voting power of Purchaser’s then-outstanding securities (on an as-converted, as-exercised, and fully diluted basis);

(2)	the consummation of a consolidation, merger, recapitalization, reorganization, share exchange, or other business combination involving Purchaser, as a result of which the holders of voting securities of Purchaser immediately prior to such transaction cease to own, directly or indirectly, at least fifty percent (50%) of the voting power of the surviving or resulting entity;

(3)	the sale, conveyance, transfer, lease, license, or other disposition (including by way of license or spin-off), in a single transaction or series of related transactions, of all or substantially all of Purchaser’s assets, or one or more of the Assigned Patents, or all or substantially all of the assets of Purchaser and its subsidiaries taken as a whole, to any Person; or

(4)	the approval by Purchaser’s equityholders or board of directors (or equivalent governing body) of a plan of liquidation or dissolution of Purchaser, or the actual commencement of such liquidation or dissolution;

provided, that, any internal reorganization, restructuring, or transfer of the Patent(s) among Purchaser and its commonly wholly-owned Affiliates where there is no transfer of any rights whatsoever to a non-Affiliated third party and no payment made, shall not constitute a “Change of Control”. Purchaser shall take or participate in any action or inaction that has the purpose or effect of circumventing Sharps’ rights hereunder, including this Section 1(b)(iv).

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(B) The Sell-On Payment shall be due and payable contemporaneously with any such transfer, sale, assignment, license or other disposition or Change of Control and, subject to the foregoing, shall survive any further transfer or assignment of the Assigned Patents.

(C) If the Parties are unable to agree upon the amount of the Sell-On Payment, the dispute shall be resolved as follows:

(1)	The Parties shall first consult in good faith and use commercially reasonable efforts to reach a mutually acceptable resolution within ten (10) business days.

(2)	If the Parties are unable to resolve the matter through negotiation, they shall promptly engage, within ten (10) business days thereafter, a nationally recognized, certified independent valuation firm mutually agreed upon by the Parties (the “Valuation Firm”). The Valuation Firm shall determine, in writing, the portion of such purchase price, consideration or value which is attributable to the Assigned Patents, any rights therein and any business or products derived therefrom, which determination shall be final and binding absent manifest error. Purchaser, Berler and Plasto shall (i) provide to the Valuation Firm all documents and information relevant to the determination or calculation of the Sell-On Payment, including without limitation copies of all documents and accurate descriptions of all communications with any purchaser or assignee, (ii) cooperate in good faith with the Valuation Firm and Sharps throughout the entire valuation process, and (iii) not circumvent in any way the determination of or Sharps’ ability to collect the Sell-On Payment. The costs of the valuation firm shall be borne equally by the Parties.

(3)	If the Parties are unable to agree on a valuation firm within such ten (10) business day period, or if either Party fails to cooperate in good faith with the valuation process, the dispute shall be finally settled by binding arbitration administered by the American Arbitration Association in New York, New York before a single arbitrator with recognized experience in valuing intellectual property, patents and patent rights. The arbitrator shall have authority to determine the attributable value and to award such Sell-On Payment together with interest at the statutory rate from the date of transfer until paid in full. The costs of the arbitration shall be borne equally by the Parties.

(v) If any product incorporating or utilizing the Assigned Patents is ever developed or made available for sale, Purchaser shall (A) promptly notify Sharps in writing of such development or availability, and (B) grant Sharps the right to negotiate in good faith with Purchaser, for a period of sixty (60) days following such notice, for the right to distribute such products on commercially reasonable terms. Purchaser shall have no obligation to enter into any agreement with Sharps unless mutually acceptable terms are agreed.

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(c) Assignment of Stock. Sharps agrees to assign all issued and outstanding stock of Safegard Medical Kpt., a Hungarian corporation (“SMK”) and wholly-owned subsidiary of Sharps, which is owned by Sharps to Purchaser, subject to the execution and delivery of definitive documents relating to such assignment (the “SMK Assignment”). The Parties agree to use their commercially reasonable best efforts to execute, deliver and close the transactions contemplated by such definitive documents at the earliest practicable date. Such definitive documents shall provide:

(i) Sharps shall assign to Purchaser all of its right, title, and interest in and to the issued and outstanding shares of SMK (the “SMK Shares”), subject to any necessary third party approval, consent or waiver, including as required under applicable law.

(ii) To the extent any equipment located at SMK’s facility is owned by Sharps, other than the equipment listed on Schedule 2 hereto, title to such equipment shall be assigned by Sharps to SMK not later than the transfer of the SMK Shares.

(iii) All assets and liabilities of SMK shall remain assets and liabilities of SMK as of and after the closing thereunder, except the assets listed on Schedule 3, which shall be assigned to Sharps prior to the closing under the SMK Assignment. Purchaser, Berler and Plasto will reasonably cooperate with Sharps in connection with the storage and shipping of such equipment and inventory, without any storage charge to Sharps. Any assets located at SMK’s facility which are owned by a third party shall remain owned by any such applicable third party, including Stericare Solutions LLC or any Affiliate thereof “Stericare”) and Juvaplus SA. Ordinary operating expenses of SMK shall be allocated at such closing such that Sharps is responsible for operating liabilities relating to the pre-closing period, and Purchaser is responsible for liabilities relating to the post-closing period. Purchaser shall assume, without recourse to Sharps, all responsibility for the operations of SMK from and after such closing.

(iv) SMK will not have declared or paid any dividend to Sharps at any time after August 18, 2025.

(v) the SMK Shares, and all assets owned or to be owned by SMK pursuant to Section 1(c)(ii) above, will be transferred, conveyed and delivered on an “AS IS, WHERE IS” basis, with all faults and in each case, without any recourse to Sharps whatsoever and without any representation, warranty, covenant, guarantee, or undertaking of any kind, whether express, implied, statutory or otherwise, except solely as expressly set forth in Section 1(c)(vi). No escrow, holdback, purchase price adjustment or other post-closing remedy shall be provided by Sharps or applicable to the transactions contemplated hereby or by the SMK Assignment.

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(vi) Sharps shall make no representations or warranties with respect to or in connection with the SMK Assignment or the transactions contemplated thereby, and all other representations and warranties, whether express, implied, statutory, or otherwise, are and shall be disclaimed except:

(A) Sharps owns the SMK Shares free and clear of any liens or encumbrances;

(B) Sharps is duly authorized to execute and delivery the definitive documents in connection with the SMK Assignment;

(C) SMK has no material liabilities outside the ordinary course of business, including but not limited to any intercompany debt to Sharps;

(D) To the extent Section 1(c)(viii) below is applicable, a list of the applicable equipment and the amounts due with respect thereto; and

(E) SMK will not declare or pay any dividend to Sharps on or prior to the closing.

(F) Sharps has filed (taking into account any valid extensions) all tax returns with respect to SMK required to be filed by Sharps (the “Tax Returns”). Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by Sharps as reflected on any Tax Return have been, or will be, timely paid

(vii) Upon closing of the SMK Assignment, Purchaser shall be solely responsible, and Sharps shall have no responsibility, for the payment, discharge and performance when due, of all debts, obligations, claims, liabilities, commitments and responsibilities of SMK or with respect to its business, of any nature, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether arising before, on, or after the closing of the SMK Assignment (collectively, the “SMK Assumed Liabilities”), in each case without recourse to Sharps and for which Sharps shall have no liability or obligation of any kind following such closing, except solely (i) for ordinary course pre-Effective Date operating liabilities of SMK that existed prior to the closing, pursuant to clause (iii) above, and (ii) non-ordinary course liabilities of SMK unknown to Sharps as of the Effective Date and which are asserted by unaffiliated third parties on or prior to March 31, 2026. For example, without limitation, Sharps shall have no liability for any employment-related claims (including but not limited to harassment, discrimination or wage claims) other than payroll expenses allocated pursuant to clause (iii) above, or any environmental, asbestos, tort, product liability, successor liability, contract, regulatory or other claims or obligations asserted after such closing, even if based on facts, circumstances or conduct alleged to have arisen or begun to arise or commenced prior to such closing, unless Sharps had actual knowledge (without any independent duty to investigate) thereof as of the date hereof, Claims for which are asserted on or prior to March 31, 2026. Purchaser hereby irrevocably waives any right to assert any other Claim for indemnification, contribution, reimbursement or otherwise against Sharps in respect of any such SMK Assumed Liability.

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(viii) If the Parties elect to continue with the agreement between Sharps or SMK and Stericare, the Parties shall enter into a definitive agreement setting forth the terms and provisions of the relationship between the Parties and Stericare.

(ix) Sharps and Berler, Plasto and Purchaser will reasonably cooperate in connection with the Purchaser’s due diligence investigation of the assets to be assigned pursuant to the Bill of Sale until such time as the Bill of Sale is executed and delivered, and the assignment of the SMK Shares until such time as the SMK Assignment is consummated. In this connection, Sharps shall provide to Berler, Plasto and Purchaser reasonable access to the SMK facility on reasonable notice during normal business hours, including to confirm that the equipment assigned hereunder is in reasonably satisfactory condition, subject to ordinary wear and tear; provided, that (A) all equipment will be assigned on an “AS IS, WHERE IS” basis, without any warranties express, implied, statutory or otherwise, is not currently operational and will not be testable pre-closing, and (B) Berler, Plasto and Purchaser and each of their representatives or agents shall not contact any employee, contractor, customer, supplier or agent of Sharps or SMK without reasonable prior written notice to Paul Danner or Andrew Crescenzo, upon which notice either such Person may object to such communication within a reasonable period of time, any such objection shall be binding if it has a reasonable basis.

(x) Each of Sharps and Purchaser will indemnify the other for any breach of any of their respective representations, warranties and covenants in this Agreement and the definitive documents, as set forth below.

(xi) The Parties acknowledge and agree that the value of real estate owned by SMK comprises less than 75% of the value of SMK’s assets.

(d) No Assumption of Liabilities. The Parties hereby acknowledge and agree that:

(i) Sharps shall not assume, and shall have no responsibility for, any liabilities, debts, obligations, claims or commitments of Purchaser, Berler, Plasto or any other third party, of any kind, whether absolute or contingent, known or unknown, accrued or unaccrued, asserted or unasserted, liquidated or unliquidated, or otherwise, in each case arising out of or relating to any period or matter, whether now existing or hereafter.

(ii) Except in connection with the Bill of Sale and the SMK Assignment, Purchaser shall not assume, and shall have no responsibility for, any liabilities, debts, obligations, claims or commitments of Sharps, of any kind, whether absolute or contingent, known or unknown, accrued or unaccrued, asserted or unasserted, liquidated or unliquidated, or otherwise, in each case arising out of or relating to any period or matter, whether now existing or hereafter.

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(e) Provensa Liabilities. Plasto, and to the knowledge of Berler, Berler, hereby represent and warrant to Sharps that, as of the date of this Agreement and as of the date of the closing of the SMK Assignment, there are no liabilities, debts, obligations, claims or commitments of any kind, whether absolute or contingent, known or unknown, accrued or unaccrued, asserted or unasserted, liquidated or unliquidated, or otherwise, arising out of or relating to any actions or omissions of Plasto or Berler in connection with Sharps’ research, development, equipment and other activities relating to its Provensa project.

(f) Termination of Agreements. Except this Agreement and the agreements to be delivered hereunder and the definitive documents to be executed and delivered in connection with the SMK Assignment, all contracts, agreements, licenses, notes, bonds, loan instruments, indentures, deeds of trust, mortgages, leases, guarantees and any other legally binding undertaking, commitment, pledge, or understanding or arrangement, whether written, oral, express, or implied, between or among Sharps or any Affiliate thereof, on one hand, and any one or more of Berler, Plasto or the Purchaser, or any Affiliate of any thereof, on the other hand, including without limitation the Party Agreements are hereby terminated and of no further force or effect (collectively, the “Terminated Agreements”). The Parties hereto shall, and shall cause any Affiliate thereof, if applicable, to waive any and all notice requirement or other restrictions or requirements under, pursuant to or contemplated by any Terminated Agreement that would have the effect of prohibiting, delaying or impairing the termination thereof.

(g) Waiver. If Berler, Plasto or Purchaser elects to engage Eric LaMorte as its patent counsel, then, upon such election and receipt of a written request thereof, Sharps shall execute and deliver any waiver of conflict of interest that is reasonably required by applicable rules of professional conduct to permit such engagement. Nothing in this Section shall obligate Sharps to waive any conflict other than with respect to Mr. LaMorte’s representation of Berler, Plasto or Purchaser in matters directly related to the Assigned Patents and the TM Assignment, nor shall it require Sharps to waive attorney-client privilege or any protection available under applicable law.

(h) Attorneys’ Fees. The Parties acknowledge and agree that they are solely responsible for paying any attorneys’ fees and costs they incurred and that neither Party nor its attorney(s) will seek any award of attorneys’ fees or costs from the other Party, except as provided herein.

(i) Filing Fees and other Transfer Expenses. All filing fees, transfer taxes and other expenses relating to the transfers of the transferred by Sharps to the Purchaser pursuant to the Bill of Sale, the Patent Assignments and the TM Assignment (the “Assets”) shall be borne by Sharps. The Parties will cooperate reasonably and in good faith to minimize all such costs.

(j) Further Assurances. The Parties and their respective Affiliates agree to take all actions (including, but not limited to the furnishing of information and actions to confirm Buyer’s rights and the transfer of ownership rights to Buyer under this Agreement) and to make, deliver, and/or sign any other documents, instruments, conveyances and assurances that are necessary to carry out the terms, provisions, purpose, and intent of this Agreement.

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2. Taxes. All taxes levied with respect to the Assets for a taxable period that includes (but does not end at) the Closing shall be apportioned based on the number of days of such taxable period included in the period ending with and including the date of the Closing (the “Pre-Closing Tax Period”), and the number of days of such taxable period beginning after the Closing (the “Post-Closing Tax Period”). Sharps shall be liable for the proportionate amount of such taxes that is attributable to the Pre-Closing Tax Period, and Purchaser shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period. If requested by Purchaser, to the extent required by law, Sharps shall notify all of the taxing authorities in the jurisdictions that impose taxes on SMK (after the consummation of the SMK Assignment”) and/or Sharps (after the Closing), of the consummation of the transactions contemplated hereby, if the failure to make such notifications or receive any available tax clearance certificate (a “Tax Clearance Certificate”) would subject Purchaser to any taxes of SMK and/or Sharps relating to the Pre-Closing Tax Period. If requested by Sharps, to the extent required by law, Purchaser shall notify all of the taxing authorities in the jurisdictions that impose taxes on SMK (after the consummation of the SMK Assignment”) and/or Purchaser (after the Closing), of the consummation of the transactions contemplated hereby, if the failure to make such notifications or receive any available tax clearance certificate (a “Tax Clearance Certificate”) would subject Sharps to any taxes of SMK and/or Purchaser relating to the Post-Closing Tax Period. Berler, Plasto and Purchaser understand that Sharps has not made, and neither Berler, Plasto nor Purchaser are relying upon, any representations regarding the tax treatment of the assets to be assigned under and in connection with this Agreement.

3. Mutual General Releases.

(a) Sharps Release. Sharps on behalf of itself, its predecessors, successors, direct and indirect parent companies, direct and indirect subsidiary companies, companies under common control with any of the foregoing, Affiliates, and assigns, and each of its past, present, and future officers, directors, shareholders, interest holders, members, partners, attorneys, agents, employees, managers, representatives, assigns, fiduciaries, heirs, executors, administrators and successors in interest, and all Persons acting by, through, under, or in concert with them, and each of them (for purposes of this Section 3(a), collectively, the “Sharps Releasors”), hereby releases and discharges Berler, Plasto and Purchaser, together with their respective predecessors, successors, direct and indirect parent companies, direct and indirect subsidiary companies, companies under common control with any of the foregoing, Affiliates and assigns and each of its and their past, present and future officers, directors, shareholders, interest holders, members, partners, attorneys, agents, employees, managers, representatives, assigns, fiduciaries, heirs, executors, administrators and successors in interest, and all Persons acting by, through, under, or in concert with them, and each of them (for purposes of this Section 3(a), collectively, the “Berler/Plasto Releasees”), from any and all contracts, charges, complaints, claims, grievances, liabilities, obligations, promises, agreements, controversies, damages, all manner of actions, causes of action, suits, rights, demands, costs, losses, debts, penalties, fees, wages, medical costs, employment classifications, pain and suffering, mental anguish, emotional distress, expenses (including reasonable attorneys’ fees and costs actually incurred), and punitive damages (collectively, the “Claims”), of any nature whatsoever, whether known or unknown, absolute or contingent, accrued or unaccrued, asserted or unasserted, liquidated or unliquidated, including for avoidance of doubt, fraud claims arising from or resulting from or in connection with any act, omission, event, transaction, occurrence, agreement or relationship, or otherwise, which the Sharps Releasors have, or may have had, against the Berler/Plasto Releasees, whether or not apparent or yet to be discovered, or which may hereafter develop (other than pursuant to this Agreement and the transactions contemplated hereby), for any acts or omissions related to or arising from any cause, matter or thing from the beginning of the world to the Effective Date of this Agreement, including but not limited to:

(i) Pursuant to or in connection with the Party Agreements;

(ii) any of the claims or defenses that were or could have been asserted in any of the Proceedings;

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(iii) any dispute alleged, considered, claimed, contemplated by, set forth in or in connection with the Proceedings (the “Dispute”);

(iv) any other matter, transaction, or occurrence between or among the Parties; and/or

(v) any claims under United States federal, state, or local law, rule, or regulation, or any law, rule or regulation worldwide, including but not limited to contract, tort, statutory, common law or equitable claims.

It is expressly understood and agreed that nothing in this Section 3(a) releases or discharges the Berler/Plasto Releasees from their obligations under this Agreement.

(b) Berler/Plasto/Purchaser Release. Each of Berler, Plasto and Purchaser, on behalf of themselves and their predecessors, successors, direct and indirect parent companies, direct and indirect subsidiary companies, companies under common control with any of the foregoing, Affiliates, and assigns, and each of its past, present, and future officers, directors, shareholders, interest holders, members, partners, attorneys, agents, employees, managers, representatives, assigns, fiduciaries, heirs, executors, administrators and successors in interest, and all Persons acting by, through, under, or in concert with them, and each of them (for purposes of this Section 3(b), collectively, the “Berler/Plasto Releasors”), hereby releases and discharges Sharps and Alan Blackman, together with their respective predecessors, successors, direct and indirect parent companies, direct and indirect subsidiary companies, companies under common control with any of the foregoing, Affiliates and assigns and each of its and their past, present and future officers, directors, shareholders, interest holders, members, partners, attorneys, agents, employees, managers, representatives, assigns, fiduciaries, heirs, executors, administrators and successors in interest, and all Persons acting by, through, under, or in concert with them, and each of them (for purposes of this Section 3(b), collectively, the “Sharps Releasees”), from any and all Claims of any nature whatsoever, whether known or unknown, absolute or contingent, accrued or unaccrued, asserted or unasserted, liquidated or unliquidated, including for avoidance of doubt, fraud claims arising from or resulting from or in connection with any act, omission, event, transaction, occurrence, agreement or relationship, or otherwise, which the Berler/Plasto Releasors have, or may have had, against the Sharps Releasees, whether or not apparent or yet to be discovered, or which may hereafter develop (other than pursuant to this Agreement and the transactions contemplated hereby), for any acts or omissions related to or arising from any cause, matter or thing from the beginning of the world to the Effective Date, including but not limited to:

(i) Pursuant to or in connection with the Party Agreements;

(ii) any of the claims or defenses that were or could have been asserted in any of the Proceedings;

(iii) any dispute alleged, considered, claimed, contemplated by, set forth in or in connection with the Dispute;

(iv) any other matter, transaction, or occurrence between or among the Parties; and/or

(v) any claims under United States federal, state, or local law, rule, or regulation, or any law, rule or regulation worldwide, including but not limited to contract, tort, statutory, common law or equitable claims.

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It is expressly understood and agreed that nothing in this Section 3(b) releases or discharges the Sharps Releasees from their obligations under this Agreement.

(c) Derivative and Representative Claims. Without limiting the generality of the foregoing, the Releasing Parties hereby, to the fullest extent permitted by law, fully, finally, and forever waive, release and discharge any and all Claims that are or may or could be asserted derivatively, representatively, in a class or collective capacity, or otherwise on behalf of or for itself or himself, or for the benefit of any corporation, limited liability company, partnership, or other entity in which any Party has or had an interest, including but not limited to claims by or on behalf of shareholders, members, partners or interest holders of any such entity, whether direct, derivative, representative or class in nature, and whether pending, threatened or conceivable, arising out of or relating to the matters described in Section 3(a). This release is intended to bar, to the maximum extent permitted by law, any shareholder derivative, representative or similar action that any Releasing Party could otherwise assert or cause to be asserted, whether under Nevada law, New York law or otherwise, except that nothing herein shall be construed to release any Claim that cannot lawfully be released under applicable law.

(d) Additional Release and Waiver of Claims by Berler. In addition to the other releases contained in this Agreement, in each case to the extent applicable, Berler hereby irrevocably and unconditionally fully, finally and forever waives, releases and discharges Sharps and its respective Released Parties of and from any and all Claims, of any nature whatsoever, whether known or unknown, absolute or contingent, accrued or unaccrued, asserted or unasserted, liquidated or unliquidated, including, for the avoidance of doubt, fraud claims arising from or resulting from or in connection with any act, omission, event, transaction occurrence, agreement or relationship, or otherwise, including further, without limitation, any claims under any federal, state, local or foreign law, rule or regulation, whether or not apparent or yet to be discovered, or which may hereafter develop, that Berler may have, have ever had or may in the future have arising out of, or in any way related to Berler’s service as an executive officer or officer of Sharps, including benefits, engagement, services, employment classification, resignation, termination or separation therefrom with Sharps or any of its Released Parties and any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter, including but not limited to any alleged violation of or Claims under or relating to:

(i) (i) Title VII of the Civil Rights Act of 1964 and the Civil Rights Act of 1991, 42 U.S.C. 2000e et seq.; Sections 1981 through 1988 of Title 42 of the United States Code; the Employee Retirement Income Security Act of 1974, 29 U.S.C. 100 et seq.; the Vocational Rehabilitation Act of 1973the Workers Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et seq.; the National Labor Relations Act, 29 U.S.C. § 151 et seq.; the Fair Labor Standards Act, 29 U.S.C. § 201 et seq.; the Equal Pay Act, 29 U.S.C. § 201 et seq.; the Sarbanes-Oxley Act of 2002, as amended; the Immigration Reform and Control Act, 8 U.S.C. § 1101 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the Age Discrimination and Employment Act of 1967 and the Older Workers Benefits Protection Act, 29 U.S.C. § 621 et seq.; the Uniform Services Employment and Reemployment Rights Act the Genetic Information Non-Discrimination Act; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; and COBRA, 29 U.S.C. § 1161 et seq., all as amended; and all laws relating to family and medical leave, retaliation, discrimination on the basis of race, color, religion, creed, sex, sex harassment, sexual orientation, gender identity, marital status, pregnancy, national origin, genetic carrier status, ancestry, handicap or disability, alienage, present or past history of mental disorders or physical disability, candidacy for or activity in a general assembly or other public office, constitutionally protected acts of speech, membership in any organization engaged in civil defense, veteran’s status, any military service, application for military service, or any other federal human rights law, and any other federal law (statutory, regulatory or otherwise) that may be legally waived and released; however, the identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this general release in any manner;

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(ii) the New York State Human Rights Law, the New York Labor Law (including but not limited to the Retaliatory Action by Employers Law, New York State Worker Adjustment and Retraining Notification Act, all provisions prohibiting discrimination and retaliation, and all provisions regulating wage and hour law and paid sick leave requirements), the New York State Correction Law, the New York State Civil Rights Law, the New York State Worker Adjustment and Retraining Notification Act, Section 125 of the New York Workers’ Compensation Law and the New York City Human Rights Law and amendments to those laws, the Pennsylvania Human Relations Act, the Pennsylvania Equal Pay Law, the Pennsylvania Whistleblower Law, the Pennsylvania Pregnancy Guidelines of the Pennsylvania Human Relations Commission, the Pennsylvania Minimum Wage Law, except as prohibited by law, the Pennsylvania Wage Payment and Collection Law, the Pennsylvania Medical Marijuana Act, the Philadelphia Fair Workweek Employment Standards Ordinance, as well as any and all Claims under local or non-U.S. laws (statutory, regulatory or otherwise), that may be legally waived and released; however, the identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this general release in any manner;

(iii) any and all claims for compensation of any type whatsoever, including, but not limited to, claims for compensation or benefit of any type or nature whatsoever, including without limitation bonuses, commissions, incentive compensation, sick pay, benefits, leave, insurance, medical, welfare, vacation and severance pay or other termination-related obligation, including but not limited to breach of contract (express or implied), wrongful discharge, detrimental reliance, defamation, emotional distress or compensatory or punitive damages or any and all claims under any federal, state or local statute, regulation or executive order (as amended through the Effective Date) relating to whistleblower protections or violation of public policy (nothing herein shall constitute a waiver of Executive’s right to seek an award pursuant to Section 21F of the Securities Exchange Act of 1934, as amended);

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(iv) liability for all contributions and payroll taxes under federal and/or state income, social security, FICA, old age benefit, unemployment insurance or worker’s compensation acts with respect to payments of compensation from Sharps or any of its Released Parties;

(v) any and all claims arising under tort, contract and/or quasi-contract law, including, but not limited to, claims of breach of an expressed or implied contract, tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, retaliation, violation of public policy, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm, wrongful or retaliatory discharge, fraud, defamation, slander, libel, false imprisonment, negligent or intentional infliction of emotional distress, or any claim to attorneys’ fees under any applicable statute or common law theory of recovery; and

(vi) any and all claims for monetary or equitable relief, including, but not limited to, attorneys’ fees, back pay, front pay, reinstatement, experts’ fees, medical fees or expenses, costs and disbursements;

(vii) any indemnification rights that Berler has against Sharps or any of its Released Parties, other than as expressly set forth herein below.

(e) BY SIGNING THIS AGREEMENT AND RELEASE, BERLER ACKNOWLEDGES THAT HE IS KNOWINGLY AND VOLUNTARILY WAIVING AND RELEASING ANY AND ALL RIGHTS HE MAY HAVE AGAINST SHARPS OR ANY OF ITS RELEASED PARTIES UP TO THE DATE OF HIS EXECUTION OF THIS AGREEMENT UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT, THE OLDER WORKERS BENEFIT PROTECTION ACT AND ANY OTHER APPLICABLE AGE DISCRIMINATION LAWS, STATUTES, ORDINANCES OR REGULATIONS, TO THE EXTENT APPLICABLE.

(f) Section 3(d) of this Agreement excludes (i) any right to file an administrative charge or complaint with or testify, assist, or participate in an investigation, hearing, or proceeding conducted by the Equal Employment Opportunity Commission, the New York State Division of Human Rights or other similar federal, state, or local administrative agencies, although Berler waives any right to monetary relief related to any filed charge or administrative complaint, (ii) Claims that cannot be waived by law to the extent so un-waivable, such as claims for unemployment benefit rights under the New York Unemployment Insurance Law or the Pennsylvania Unemployment Compensation Law and the Consolidated Omnibus Budget Reconciliation Act and workers’ compensation, to the extent applicable; (iii) protections against retaliation under the Taxpayer First Act (26 U.S.C. § 2623(d)); and (iv) any rights to vested benefits, such as pension or retirement benefits, the rights to which are governed by the terms of the applicable plan documents and award agreements.

(g) This Agreement resolves any claim for relief that is, or could have been alleged, no matter how characterized, including, without limitation, compensatory damages, damages for breach of contract, bad faith damages, reliance damages, liquidated damages, damages for humiliation and embarrassment, punitive damages, costs, and attorneys’ fees related to or arising from any action, agreement, matter, or claims set out in this paragraph, including, without limitation, the Dispute.

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(h) Nothing in this Agreement will (or should be construed to): (i) interfere with the Parties’ right and responsibility to give truthful testimony under oath; (ii) restrict any Parties’ ability to communicate information regarding the terms and conditions of services provided by Berler to Sharps or the Sharps Releasees; (iii) prohibit Berler or Sharps from disclosing the information contained in this Agreement to the Equal Employment Opportunity Commission (“EEOC”) or any state agency responsible for enforcing anti-discrimination laws; or (iv) preclude Berler or Sharps from participating in an investigation, filing a charge, or otherwise communicating with the EEOC or any other fair employment agency, but, in connection with any such charge or proceeding, Sharps and the Berler/Plasto Releasees will have no personal or other right to any monetary recovery of any kind. Consistent with Rule 21F-17 of the Securities Exchange Act of 1934, any confidentiality and non-disclosure provisions in this Agreement or arising from this Agreement do not prohibit or restrict any Parties’ (or his or their attorneys) from: initiating communications directly with, or responding to any inquiry from, or providing testimony before, the U.S. Securities and Exchange Commission, NASD/FINRA, any other self-regulatory organization, any other state or federal regulatory authority or pursuant to court or administrative proceedings. In broadest terms, nothing herein is intended to impede any governmental investigation, and any Parties’ ability to report potential violations of the federal and state securities laws or participation in any whistleblower rewards program.

4. Acknowledgements Related to Additional Releases By Berler.

(a) Twenty-One Day Period. As it relates solely to the releases by Berler in Section 3(d) hereof, Berler hereby acknowledges and agrees that Berler was provided with the terms of this Agreement in writing in English and given at least twenty-one (21) days to consider the terms of the confidentiality provision set forth in Section 10 and consult with an attorney of Berler’s choice, and changes to this Agreement, whether material or immaterial, do not restart the running of the 21-day period. If after 21 days, the confidentiality provision in Section 10 hereof is Berler’s preference, in the absence of any written objection thereto by Berler delivered to Sharps at the address and in the manner provided in Section 17 hereof before the end of such 21-day period, shall be deemed so agreed. For a period of at least seven (7) days following the execution of this Agreement, Berler may revoke the confidentiality provision in Section 10 (separately and severally from the rest of this Agreement and only to the limited extent that this relates to the release by Berler in Section 3(d)), and the confidentiality provision shall not become effective or be enforceable with respect to the releases in Section 3(d) until such revocation period has expired. Berler can revoke the confidentiality provision solely as it relates to Section 3(d) by delivering notice of revocation to Sharps at the address and in the manner provided in Section 17 hereof before the end of the seven-day period.

(b) Notice of Immunity Under the Defend Trade Secrets Act of 2016. Notwithstanding any other provision of this Agreement:

(i) Berler will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:

(A) is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or

(B) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding;

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(ii) if Berler files a lawsuit for retaliation by Sharps for reporting a suspected violation of law, Berler may disclose Sharp’s trade secrets to Berler’s attorney and use the trade secret information in the court proceeding if Berler:

(A) files any document containing the trade secret under seal; and

(B) does not disclose the trade secret, except pursuant to court order.

(c) Waiver of Future Employment. Berler waives all rights and claims to reinstatement as an employee of or employment with or engagement by Sharps or any Affiliate thereof and agrees that Berler will not knowingly seek or accept future employment with Sharps or Sharps’ Affiliates or with any successor or assign thereof. Berler agrees that if Sharps or Sharps’ Affiliates or any successor or assign declines to employ or engage Berler, they shall not be liable for any damages.

(d) ADEA Waiver. Berler further acknowledges that, to the extent applicable to him with respect to his services to, association or affiliation with Sharps, Berler is waiving and releasing claims under the Age Discrimination in Employment Act (ADEA), as amended, and has had twenty-one (21) days to consider the terms of this Agreement and consult with an attorney of Berler’s choice, although Berler may sign it sooner if desired and changes to this Agreement, whether material or immaterial, do not restart the 21-day period. Further, Berler shall have an additional seven (7) days from signing this Agreement to revoke consent to Berler’s release of claims under the ADEA by delivering notice of revocation before the end of the seven-day period to Sharps at the address and in the manner provided in Section 17 hereof. If Berler revokes such ADEA release, Sharps shall have the option of treating this Agreement as null and void in its entirety.

(e) Effective Date. This Agreement shall not become effective until the Effective Date, which shall be no earlier than the eighth (8th) day after Berler signs, without revoking, this Agreement.

(f) Return of Documents and Property. Berler represents that Berler has returned to Sharps all Sharps property, including all access codes or devices, keys, laptops, computers, telephones, mobile phones, hand-held electronic devices, credit cards, electronically stored documents or files, physical files, and any other Sharps property in Berler’s possession.

(g) Neutral References. Berler agrees to direct all requests for references to Sharps’ chief executive officer or chief financial officer. In response to a request for a reference, Sharps shall provide only Berler’s dates of employment and job title and, if requested and authorized by Berler in writing, Berler’s last salary or wage rate.

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5. Acknowledgment of Settlement. The Parties acknowledge that (a) the consideration set forth in this Agreement, which includes, but is not limited to, the assignments contemplated hereby, is in full settlement of all claims or losses of whatsoever kind or character that they have, or may ever have had, against any other Party, including without limitation, by reason of the claims that were or could have been asserted in the Proceedings or relating to the Dispute, and (b) by signing this Agreement, and accepting the consideration provided herein and the benefits of it, they are giving up forever any right to seek further monetary or other relief from the other Party or Parties, as broadly described in Section 3 above, for any acts or omissions up to and including the date hereof, including without limitation, any claims that were or could have been asserted in the Proceedings or relating to the Dispute.

6. No Admission of Liability.

(a) The Parties acknowledge and agree that this Agreement, including the consideration and the transactions contemplated herein, is the result of a compromise and final settlement of disputed claims. Nothing in this Agreement, nor in any negotiations or communications relating to it, shall be construed as or deemed to constitute an admission of liability, wrongdoing, fault, unlawful conduct or breach of duty by any Party. Each Party specifically disclaims and denies (a) any liability to any other Party and (b) engaging in any wrongful, tortious, unlawful, or otherwise improper conduct. The Parties further acknowledge and agree that this Agreement and its terms shall not be admissible in any proceeding, except to enforce the terms of this Agreement or as otherwise required by law.

(b) As between Sharps and Berler, nothing in this Agreement shall be construed to be an admission by either Sharps or Berler of any wrongdoing or noncompliance with any federal, state, or local rule, ordinance, constitution, statute, contract, public policy, wage and hour law, wage payment law, tort law, common law, or any other unlawful conduct, liability, wrongdoing, or breach of any duty whatsoever. Sharps and Berler each specifically disclaims and denies any wrongdoing or liability to the other one, which disclaimer and denial each freely acknowledges. Berler represents that Berler has not made and does not have any claims or allegations related to discrimination, sexual harassment, or sexual abuse, and that none of the consideration set forth in this Agreement is related to discrimination of any type or kind whatsoever, sexual harassment, or sexual abuse. Berler further agrees and acknowledges that Berler has been properly paid for all hours worked for Sharps, that all commissions, bonuses, and all other compensation whatsoever due to Berler have been paid, and that Berler is not owed anything else from Sharps.

7. Covenant Not to Sue.

(a) Each of the Parties represent and warrant that (i) other than the Proceedings, which are released hereby, it has not filed any complaint, claim or action against any of the other Parties or their respective Released Parties, as applicable, with any federal, state or local agency, court, arbitral body, or other forum or disciplinary body, of any jurisdiction, including in the United States or any other country, and in the event that any such complaint, claim or action does exist or is commenced, it will be immediately identified to the other Parties, as applicable, withdrawn and/or dismissed, with prejudice, and without costs or fees; and (ii) it currently knows of no existing act or omission by any other Party or Parties that may constitute a claim or liability excluded from the releases in Section 3 above. Each of the Parties expressly agrees and covenants, to the greatest extent permitted by law, that it has not heretofore and will not now or in the future initiate, file or serve any complaints, claims, lawsuits, actions or arbitrations, with any governmental agency or any court or other tribunal, or in any forum whatsoever, against any other Party or cause, assist, permit or allow anyone to do so on such Party’s behalf (including its attorneys), that arise from or relate to any of the matters being released in this Agreement (except as may be necessary to enforce the terms of this Agreement).

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(b) The Parties further hereby covenant and agree that none of them shall, directly or indirectly, initiate, encourage, assist, support, cooperate, communicate or otherwise provide any information (whether orally, in writing, or otherwise) to any third party that is, has been, or proposes to be a plaintiff or claimant in any action, arbitration or proceeding of any kind against the other Parties or any of its Affiliates, subsidiaries, officers, directors, shareholders, members, managers, employees, agents, successors or assigns. This covenant shall apply whether such third party acts individually, derivatively, representatively, in a class or collective capacity or in any other capacity. Notwithstanding the foregoing, nothing herein shall prohibit a Party from (i) complying with a valid subpoena, court order, or other legal process, provided that such receiving Party gives the other Parties prompt written notice of any such requirement (to the extent legally permitted) and cooperates fully with the other Parties in seeking confidential treatment or other protective relief, or (ii) communicating with governmental or regulatory authorities to the extent such communication is protected by applicable law.

(c) The Parties agree that any breach of this Section 7 is a material breach of this Agreement.

8. Mutual Representations and Warranties. Each Party represents and warrants to the other Parties as follows:

(a) such Party has read and understands this Agreement and that this Agreement is executed voluntarily and without duress or undue influence on the part of or on behalf of any other Party hereto;

(b) that (i) such Party owns the Claims released hereby; (ii) no other Person has any interest in such Claims; (iii) such Party has not sold, assigned, conveyed or otherwise transferred, nor will in the future attempt to sell, assign, convey or otherwise transfer, any such Claim for relief, cause of action or any other claim or demand against any Person released hereby; (iv) such Party has the sole right, and is authorized and has legal capacity, to execute this Agreement and carry out the transactions contemplated hereby on behalf of himself, if an individual, or on behalf of such Party for which he or she executed this Agreement, if an entity, and settle and release such Claims; (v) this Agreement is executed in compliance with a resolution of the Board of Directors or other governing body of any Party which is an entity, if required; (vi) upon execution, this Agreement will be fully binding and enforceable against such Party; and (vii) such Party does not require any other consent or approval of any third party for this Agreement to be so binding; and

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9. Indemnification.

(a) Indemnification By Sharps. Subject to the other terms and conditions of this Section 9, Sharps shall defend and indemnify Berler, Plasto, Purchaser and each of their respective Released Parties (collectively, the “Plasto Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Claims (collectively, the “Losses” or “Loss”), incurred or sustained by, or imposed upon, the Plasto Indemnitees based upon, arising out of, with respect to or by reason of:

(i) any material inaccuracy in or breach of any of the representations or warranties of Sharps contained in this Agreement;

(ii) any material breach or non-fulfillment of any covenant, agreement or obligation to be performed by Sharps pursuant to this Agreement; or

(iii) any lawsuit brought by a shareholder of Sharps against Purchaser; provided, Sharps shall only be obligated to indemnify Purchaser in connection with this Section 9(a).

(b) Indemnification By Plasto and Purchaser. Subject to the other terms and conditions of this Section 9, each of Plasto and Purchaser, jointly and severally, shall defend and indemnify Sharps and each of the Sharps Releasees (collectively, the “Sharps Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Sharps Indemnitees based upon, arising out of, with respect to or by reason of:

(i) any material inaccuracy in or breach of any of the representations or warranties of Berler, Plasto or Purchaser contained in this Agreement;

(ii) any material breach or non-fulfillment of any covenant, agreement or obligation to be performed by Berler, Plasto and Purchaser pursuant to this Agreement;

(iii) any and all liabilities (including any potential liabilities) related to any subcontractors of Plasto;

(iv) Purchaser’s failure to timely make any payments related to the Assigned Patents or to otherwise maintain the Assigned Patents in good standing; and

(v) any use of the Assets, and the ownership or operation of SMK and its assets (except as expressly set forth herein) after the Effective Date.

(c) Indemnification By Berler. Subject to the other terms and conditions of this Section 9, Berler shall defend and indemnify each of the Sharps Indemnitees against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Sharps Indemnitees arising out of, with respect to or by reason of:

(i) any material inaccuracy in or breach of any of the representations or warranties of Berler contained in this Agreement; and

(ii) any material breach or non-fulfillment of any covenant, agreement or obligation to be performed by Berler pursuant to this Agreement.

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(d) Indemnification Procedures. The Party making a claim under this Section 9 is referred to as the “Indemnified Party,” and the Party against whom such claims are asserted under this Section 9 is referred to as the “Indemnifying Party.”

(i) Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity (collectively, “Action”) made or brought by any Person who is not a party to this Agreement or an Affiliate, director, managing member, manager, officer, employee, consultant, financial advisor, counsel, accountant and other agent of a Party hereto (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than five (5) days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof in possession of the Indemnified Party and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Berler, Plasto or Purchaser, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third-Party Claim that (i) is asserted directly by or on behalf of a Person that is a supplier or customer of Sharps or until the closing of the SMK Assignment, SMK, or (ii) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 9(d)(ii), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third-Party Claim, the Indemnified Party may, subject to Section 9(d)(ii), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. The Parties shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

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(ii) Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 9(d)(ii). If a firm offer is made to settle a Third-Party Claim without leading to any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise (collectively, the “Liabilities”) or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all Liabilities in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim, at its cost and expense, and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 9(d)(i), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(iii) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than twenty (20) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party irrevocably forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof in the possession of the Indemnified Party and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have fifteen (15) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records, subject to compliance with all applicable laws) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such fifteen (15) day period, the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement, without prejudice to the Indemnified Party’s right to receive continued advancement and payment of fees, costs, and expenses pursuant to Section 9(d)(iv).

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(iv) Advancement of Expenses. Notwithstanding anything to the contrary herein, the Indemnifying Party shall, from the outset of any Third-Party Claim or Direct Claim and continuing through the final resolution (by adjudication or settlement), promptly advance and pay on a current basis all reasonable attorneys’ fees, costs, and expenses incurred by the Indemnified Party in connection with any such claim. Such advancement and payment obligations are independent of the ultimate outcome of the underlying claim, and any dispute as to entitlement shall not delay or suspend the Indemnifying Party’s obligation to make monthly payments.

(e) Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Section 9, the Indemnifying Party shall satisfy its obligations within thirty (30) days of such agreement or final, non-appealable adjudication, as applicable, by wire transfer of immediately available funds. The Parties agree that should an Indemnifying Party not make full payment of any such obligations within such thirty (30) day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to nine percent (9%). Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed, without compounding.

(f) Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its directors, managing members, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Party) or by reason of the fact that the Indemnified Party or any of its directors, managing members, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Party, in each case, knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth herein.

(g) Survival. The covenants and agreements contained in this Section 9 shall survive indefinitely.

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10. Confidentiality of Agreement.

(a) The Parties agree that the existence of this Agreement and its contents shall remain strictly confidential and shall not be disclosed to any third party except as expressly permitted below. For the avoidance of doubt, Berler confirms that this is his preference.

(b) Disclosure of this Agreement may be made by a Party only:

(i) to a Party’s directors, officers, present or future investors or acquirers, employees, attorneys, accountants, financial advisors, tax professionals or other professional advisors retained by them, to the extent reasonably necessary and in any event, on a confidential and strict need-to-know basis, to the extent such intended recipient is first informed of this confidentiality provision and bound in writing by this Section 10 or obligations at least as restrictive as this Section 10;

(ii) by Sharps, or to the extent approved in writing by Sharps if requested in writing by Berler, Plasto or the Purchaser, in connection with a bona-fide business purpose in connection with the SMK Assignment, to Sharps’ customers, potential customers and other third parties with which it has a current or potential commercial relationship, to the extent reasonably necessary and in any event, on a confidential and strict need-to-know basis, if such intended recipient is first informed of this confidentiality provision and bound in writing by this Section 10 or obligations at least as restrictive as this Section 10;

(iii) by Sharps, as may be required to be reported or filed by Sharps in its periodic reports filed with the United States Securities and Exchange Commission or in connection with any other disclosure obligations under U.S. securities laws or rules or regulations of the SEC, NYSE, NASDAQ or any other securities market on which its securities are traded, foreign equivalent, or pursuant to review procedures to its parent company(ies), auditors, attorneys or other professional advisors;

(iv) subject to Section 10(e) below, as required by or in order to comply with any law, regulation or order of a court or governmental authority;

(v) to enforce the terms of this Agreement; or

(vi) to the arbitrator and courts in connection with the Proceedings.

(c) The disclosing party shall be liable for any breaches of confidentiality by Persons to whom such disclosing party has disclosed information about this Agreement in accordance with this Section 10.

(d) Nothing contained in this Section 10 shall prevent any Party from stating that the Parties have “amicably resolved all differences,” provided, however, that in so doing, except as otherwise provided herein, the Parties shall not disclose any terms of this Agreement or the settlement described herein.

(e) If any subpoena, order, or discovery request (the “Document Request”) is received by any of the Parties hereto calling for the production of the Agreement, such Party shall promptly notify the other Parties hereto prior to any disclosure of same. In such case, the subpoenaed Party shall: (i) make available as soon as practicable (and in any event prior to disclosure), for inspection and copying, a copy of the Agreement it intends to produce pursuant to the Document Request unless such disclosure is otherwise prohibited by law; and (i) to the extent possible, not produce anything in response to the Document Request for at least ten (10) business days following such notice. At the request of the effected Party or Parties, the subpoenaed Party shall take appropriate actions to resist or reduce the scope of production, as permitted by law, and will use best efforts to disclose only the information the Parties agree on. This Section 10 is a material part of this Agreement.

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(f) Each of the Plasto Indemnitees will cooperate with the Sharps Indemnitees in connection with any future matters relating to Berler’s association or affiliation with Sharps. Berler agrees to be reasonably available to the Sharps Indemnitees for the purpose of responding to any requests for information, to provide information, documents, declarations or statements, to meet with attorneys and other representatives, to prepare for and give testimony by deposition or otherwise, and to cooperate in the investigation, defense or prosecution of matters relating to any threatened, present, or future legal actions, investigations or administrative proceedings involving any of the Sharps Indemnitees.

11. Non- Disparagement. Except as otherwise required by law, the Parties shall not, directly or indirectly, make any statements, written or verbal, or cause, participate, or encourage others to make any statements, written or verbal, that defame the business reputation, name, practices, or conduct of the other Party or their respective Affiliates, directors, officers, employees, attorneys, agents or representatives. The Parties acknowledge and agree that this prohibition extends to statements, written or verbal, made to anyone, including, but not limited to, the news media, customers, referral sources, competitors, strategic partners, vendors, and employees (past and present). For purposes of this paragraph, a defamatory statement or representation is any communication which, if publicized to another, would cause or tend to cause the recipient of the communication to question the business condition, integrity, competence, good character, or product quality of the Person to whom the communication relates. This non-defamation provision is material to this Settlement Agreement and its violation shall constitute a material breach of this Agreement.

12. Successors and Assigns. The Parties intend this Agreement to be legally binding upon and shall inure to the benefit of each of them and their respective successors, assigns, executors, administrators, heirs and estates.

13. Entire Agreement. The recitals set forth at the beginning of this Agreement are incorporated by reference and made a part of this Agreement. This Agreement constitutes the entire agreement and understanding of the Parties and supersedes all prior and contemporaneous negotiations and/or agreements, proposed or otherwise, written or oral, concerning the subject matter hereof, including without limitation, the Settlement Term Sheet, dated as of August 18, 2025, by and among Sharps, Berler and Plasto.

14. New or Different Facts: No Effect. Except as provided herein, this Agreement shall be, and remain, in effect despite any alleged breach of this Agreement or the discovery or existence of any new or additional fact, or any fact different from that which any Party now knows or believes to be true. Notwithstanding the foregoing, nothing in this Agreement shall be construed as, or constitute, a release of any Party’s rights to enforce the terms of this Agreement.

15. Third-Party Beneficiary. Except as otherwise set forth in this Agreement, the Parties do not confer any rights or remedies upon any Person other than the Parties to this Agreement and their respective successors, assigns, executors, administrators, heirs and estates.

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16. Severability and Interpretation. Should any provision of this Agreement be declared or be determined by any court to be illegal, void, invalid or unenforceable, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal, void, invalid or unenforceable part, term or provision shall be deemed not to be a part of this Agreement and, to the extent permitted by law, any determination of invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The headings within this Agreement are purely for convenience and are not to be used as an aid in interpretation. The Parties acknowledge that they participated equally in the drafting of this Agreement. No court of law or equity or other tribunal shall construe any part or portion of this Agreement as against any of the Parties hereto based on the identity of the drafters of this Agreement.

17. Notice. Each Party shall deliver all notices, requests, consents, claims, demands, waivers, and other communications under this Agreement (each, a “Notice”) in writing and addressed to the other Parties at the respective address set out below (or to any other address that the receiving Party may designate from time to time in accordance with this section). Each Party shall deliver all Notices by personal delivery, nationally recognized overnight courier (with all fees prepaid), email (with confirmation of transmission), or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only (a) upon receipt by the receiving Party; and (b) if the Party giving the Notice has complied with the requirements of this Section.

To Sharps:

Sharps Technologies, Inc.
105 Maxess Road
Melville, New York 11747
Attn: Paul K. Danner
Email: paul.danner@sharpstechnology.com

To Blackman:

Alan Blackman
c/o Kaufman McGowan PLLC
190 Motor Parkway, Suite 200
Hauppauge, New York 11788
Attn: Neil M. Kaufman, Esq.
Email: medcap25@gmail.com

In each case with a copy to:

Kaufman McGowan PLLC
190 Motor Parkway, Suite 200
Hauppauge, New York 11788
Attn: Neil M. Kaufman, Esq.
Email: nkaufman@kaufmanmcgowan.com

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To Berler:

Barry Berler
1291 Mettler Road
Huntingdon Valley, PA 19006
Email: deluxeceo1@gmail.com

To Plasto:	Plasto Design Ltd.
1 Haslolel Street
Holon, Israel 5885328
Attn: Boaz Zer
Email: boaz@plastomold.com

Plasto Design Solutions
1 Haslolel Street
Holon, Israel 5885328
Attn: Boaz Zer
Email: boaz@plastomold.com

Plastomold Industries Ltd.
1 Haslolel Street
Holon, Israel 5885328
Attn: Boaz Zer
Email: boaz@plastomold.com

To Purchaser:	Plasto Technology Group LLC
1291 Mettler Road
Huntingdon Valley, PA 19006
Attn: Barry Berler
Email: deluxeceo1@gmail.com[1]

In each case with a copy to:

Abrams Fensterman, LLP
1 Metrotech Center, Suite 1701
Brooklyn, New York 11201
Attn: Mordecai Geisler, Esq.
Email: MGeisler@Abramslaw.com

18. Choice of Law. This Agreement and all related documents, including all exhibits attached hereto, and all matters arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, are governed by, and construed in accordance with, the laws of the State of New York , without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of New York. In the event of any litigation, the prevailing party will be entitled to recover its reasonable attorneys’ fees and other costs of collection.

1 Address and contact info subject to confirmation by Berler.

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19. Choice of Forum. The state or federal courts of New York located in Suffolk County, New York shall be the exclusive forums for litigation concerning this Agreement. The Parties hereby irrevocably (a) submit to the exclusive jurisdiction of these courts, (b) waive any objection of venue and any defense of inconvenient forum to the maintenance of any action or proceeding in such venue, and (c) irrevocably consent to service of process in accordance with Section 17 hereof, which may be effectuated on the respective counsel for such Party to copies of notices under Section 17 hereof are specified to be delivered.

20. Reliance on Own Counsel. In entering into this Agreement, the Parties acknowledge that they have relied upon the legal advice of their respective attorneys, who are the attorneys of their own choosing, that each Party has read this Agreement in its entirety, that all such terms are fully understood and knowingly, freely and voluntarily assented to and accepted by them, and that, other than the consideration and representations, warranties and obligations expressly set forth herein, no promises or representations of any kind have been made to them by the other Party. The Parties represent and acknowledge that in executing this Agreement they did not rely, and have not relied, upon any representation or statement, whether oral or written, made by the other Party or by that other Party’s agents, representatives, or attorneys with regard to the subject matter, basis, or effect of this Agreement or otherwise, other than those expressly set forth in this Agreement.

21. No Modification or Waiver. No provision of this Agreement may be amended, modified, altered, waived or discharged unless such modification, alteration, waiver or discharge is agreed to in writing and signed by the Parties hereto. No waiver by any Party hereto of, or compliance with, any condition or provision of this Agreement to be performed by any such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

22. Counterparts. The Parties agree that this Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Delivery of an executed counterpart or signature page of this Agreement, by facsimile, docusign, electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, has the same effect as delivery of an executed original of this Agreement, and shall constitute a valid and binding execution and delivery of this Agreement by such Party and will be fully enforceable against that Party. Such facsimile copies shall constitute enforceable original documents.

23. Definitions. In addition to the terms defined herein, the following terms shall have the following meanings:

(a) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For the purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

(b) “Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental Agency or authority, unincorporated organization, trust, association or other entity.

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READ THE FOREGOING DOCUMENT CAREFULLY. IT INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, and intending to be legally bound, each of the Parties hereto has caused this Agreement to be executed as of the date(s) set forth below.

SHARPS:
SHARPS TECHNOLOGIES, INC.

By:	/s/ Paul K. Danner
Name:	Paul K. Danner
Title:	Executive Chairman

PLASTO:
PLASTO DESIGN LTD.

By:	/s/ Boaz Zer
Name:	Boaz Zer
Title:	Director

PLASTO DESIGN SOLUTIONS

By:	/s/ Boaz Zer
Name:	Boaz Zer
Title:	Director

PLASTOMOLD INDUSTRIES LTD.

By:	/s/ Boaz Zer
Name:	Boaz Zer
Title:	Director

BERLER:

/s/ Barry Berler
Barry Berler, individually

PURCHASER:
PLASTO TECHNOLOGY GROUP LLC

By:	/s/ Barry Berler
Name:	Barry Berler
Title:	Sole Member and Manager

BLACKMAN:

/s/ Alan Blackman
Alan Blackman, individually

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SCHEDULE 1

Party Agreements

1.	Asset Purchase Agreement by and among Blackman, Smart Shield, Berler, Alexander Mortesky and David Lowenstein dated as of July11, 2017.

2.	Promissory Note issued by Berler and Smart Shield Safety Products, Inc. in favor of Blackman dated July 11, 2017.

3.	Consulting Agreement between Berler and Sharps dated July 12, 2017, as amended by:

a.	Consulting Agreement Amendment No. 1 between Berler and Sharps dated May 28, 2019 (the “First Consulting Agreement Amendment”); and

b.	Consulting Agreement Amendment No. 2 between Berler and Sharps dated December 26, 2020.

4.	Royalty Agreement between Berler and Blackman dated July 12, 2017, as amended by:

a.	Royalty Agreement Amendment among Berler, Sharps and Blackman dated September 4, 2018; and

b.	First Consulting Agreement Amendment.

5.	Representation Agreement by and among Sharps, Berler and Plasto Design dated as of July 17, 2023.

6.	Technical Agreement by and between PDS and Sharps dated April 3, 2021.

7.	Purchase Orders 1053 by and between Sharps and PDS dated February 2, 2021.

8.	Purchase Order 1055 by and between Sharps and PDS dated June 11, 2021.

9.	Addendum to Purchase Order 1055 by and between Sharps and PDS dated as of June 11, 2021.

10.	Purchase Order 1055 by and between Sharps and PDS dated June 11, 2021.

11. Invoice T218 by and between Sharps and Plastomold Industries Ltd. dated March 31, 2021.

12.	Invoice T219 by and between Sharps and Plasto dated April 30, 2021.

13.	Invoice T220 by and between Sharps and Plasto dated July 31, 2021.

14.	Invoice T221 by and between Sharps and Plasto dated April 30, 2022.

15.	Invoice T222 by and between Sharps and Plasto dated August 31, 2022.

16.	Invoice EI220050 by and between Sharps and Plasto dated November 28, 2022.

17.	Invoice EI230002 by and between Sharps and Plasto dated January 12, 2023.

18.	Export Invoice T231 by and between Sharps and Plasto dated February 28, 2023.

19.	Export Invoice T234 by and between Sharps and Plasto dated March 31, 2023.

20.	Invoice T235 by and between Sharps and Plasto dated March 31, 2023.

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Schedule 2

Sharps Equipment Transferred to SMK

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SCHEDULE 3

SMK Assets Assigned to Sharps

EXHIBIT A

Bill of Sale

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EXHIBIT B

Patent Assignment

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EXHIBIT C

TM Assignment

33

EXHIBIT D

Stipulations

34